Exhibit 99.1

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2010:

(1)	on a historical basis; and

(2)	on an as adjusted basis, calculated as of the date of this offering circular, after giving effect to the Offering Transactions.

You should read this table in conjunction with “Risk Factors,” “Offering Circular Summary—Summary Historical Financial Data” and “Use of Proceeds” included elsewhere in this offering circular, as well as the historical consolidated financial statements and related notes incorporated by reference into this offering circular. See the section entitled “Where You Can Find Additional Information and Incorporation by Reference” located at the beginning of this offering circular for more information.

Verso Paper Holdings LLC and Subsidiaries:

	As of September 30, 2010
	Historical	As Adjusted
		(unaudited)
	(Dollars in thousands)
Cash and cash equivalents(1)	$120,987	$115,187

Long-term debt:
First Priority Revolving Credit Facility(1)	$—	$—
First Priority Senior Secured Notes	331,177	298,059
Second Priority Senior Secured Notes due 2019 offered hereby(2)	—	36,720
Existing Second Priority Senior Secured Notes due 2019—Fixed	—	357,448
Second Priority Senior Secured Notes—Fixed	337,080	—
Second Priority Senior Secured Notes—Floating	180,216	180,216
Senior Subordinated Notes	300,000	300,000

Total long-term debt	1,148,473	1,172,443
Member’s equity:
Paid-in-capital	318,252	318,252
Retained deficit	(218,356)	(218,356)
Accumulated other comprehensive loss	(16,143)	(16,143)

Total member’s equity	83,753	83,753

Total capitalization	$1,232,226	$1,256,196

(1)	As of September 30, 2010, we had no amounts outstanding under our $200 million revolving credit facility. Our availability under our revolving credit facility had been reduced by $15.8 million as a result of the bankruptcy filing of Lehman Commercial Paper, Inc. (“Lehman”). As of December 31, 2010, no amounts were outstanding under our revolving credit facility, $28.3 million of the revolving credit facility was considered utilized in connection with issued letters of credit and $155.9 million was available for future borrowings. On February 3, 2011, Barclays Bank PLC purchased Lehman’s $15.8 million commitment under our revolving credit facility, so $171.7 million was available for future borrowing under our revolving credit facility as of February 3, 2011. As of December 31, 2010, we had approximately $152.6 million of cash and cash equivalents.
(2)	Consists of $36.0 million aggregate principal amount of second priority senior secured notes. It is anticipated that the notes will be sold at a premium to par and thus the gross proceeds will exceed the principal amount of the notes.

In this exhibit all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on the Registrants. Actual results could vary materially depending on risks and uncertainties that may affect the Registrants and their business. For a discussion of such risks and uncertainties, please refer to the Registrants’ filings with the Securities and Exchange Commission. The Registrants assume no obligation to update any forward-looking statement made in this exhibit to reflect subsequent events or circumstances or actual outcomes.